MATTEL, INC.                            EXHIBIT 99.2

                  AWARD CANCELLATION AGREEMENT



           This Award Cancellation Agreement (this "Agreement"), is made and entered into as of February 10, 1994, by and between ____________________ ("Grantee"), and Mattel, Inc. ("Mattel"),
with reference to the following facts:


      A. Grantee was granted an award of stock appreciation rights under the Mattel 1990 Stock Option Plan (the "Plan"), which was evidenced by that certain Award Agreement dated February 12, 1991, as amended May 11, 1993 (as amended, the "Award");

      B. Pursuant to the Award, Grantee is entitled to certain cash payments on two future payment dates based upon the appreciation of the price of Mattel Common Stock;

      C. If the value of the Award were determined based on the value of Mattel Common Stock on the date hereof rather than on the Award's future payment dates, Grantee would be entitled to a substantial cash payment;

      D. The Award has resulted in the recognition of certain financial accounting charges against the earnings of Mattel, and Mattel desires to eliminate future charges against its earnings that would likely result from the continuance of the Award;

      E. Grantee desires to accommodate Mattel's wishes and is willing to allow Mattel to cancel the Award in exchange for the certainty of a fixed sum cash payment by Mattel, and the receipt of certain stock options from Mattel; and

      F. Mattel and Grantee have agreed that it is in their mutual best interests to cancel the Award in consideration of the payment to Grantee of the cash sum of $_______________ and the separate issuance to Grantee, under the Plan, of nonqualified options to purchase __________ shares of Common Stock of Mattel.

           In consideration of the premises and for good and valuable consideration, the receipt of which by each party is hereby acknowledged, the parties agree as follows:

                1. Cancellation. The Award is hereby cancelled and the agreement evidencing the Award and all amendments thereof, are terminated and shall be of no further force or effect.

                2.   Cash Payments.  Subject to the provisions of
Section 4, Mattel shall pay to Grantee, or to Grantee's heirs or legal representatives, the sum of $__________ on March 15, 1995 (the "First Cash Payment"), and the sum of $_________ on March 15, 1996 (the "Second Cash Payment"; the First Cash Payment and the Second Cash Payment referred to collectively as the "Cash Payments").

                3. Grant of Option. Effective as of the date hereof, Mattel shall grant to Grantee under the Plan an option to purchase __________ shares of common stock of Mattel, at a price of $24.625 per share (the "Option"), which Option shall vest 50% on March 15, 1995, and 50% on March 15, 1996, and shall have a term of 10 years from the date hereof. The Option shall be evidenced by the Option Agreement of even date herewith, in the form delivered to Grantee by Mattel concurrently herewith (the "Option Agreement"), and shall be subject to all of the terms and conditions in the Option Agreement. In the event of a conflict or inconsistency between the terms of the Option Agreement and this Agreement, the terms of the Option Agreement shall govern.

                4. Other Provisions. Notwithstanding any other provision of the Plan to the contrary, the following shall apply:

                      (a)    Termination  of  Employment.    This
Agreement supersedes Section 5, Paragraph (d), Subparagraph (i), Clause (III) of the Amended and Restated Employment Agreement dated as of November ___, 1993, between Mattel and Grantee (the "Employment Agreement"), insofar as it refers to awards of "share units," it being agreed and acknowledged that the "share units" constitute the Award which is cancelled hereby. If the employment of Grantee terminates in accordance with Section 5, Paragraph (d), Subparagraph (i), or Section 5, Paragraph (e), of the Employment Agreement, then the Cash Payments shall both be made (or, if the First Cash Payment has already been made, the Second Cash Payment shall be made,) no later than the 15th day following the Date of Termination (as defined in the Employment Agreement) unless paid sooner pursuant to the provisions of paragraph (c) below; provided, however, that if such Date of Termination occurs before March 15, 1995, then (A) the First Cash Payment shall be reduced to an amount equal to the product of $__________ times a fraction the numerator of which shall be the number of full months that have elapsed since February 12, 1991,
and the denominator of which shall be the number 49 (this number being the number of full months between February 12, 1991, and March 15, 1995), and (B) the Second Cash Payment shall be reduced to an amount equal to the product of $__________ times a fraction the numerator of which shall be the number of full months that have elapsed since February 12, 1991, and the denominator of which shall be the number 61 (this number being the number of full months between February 12, 1991, and March 15, 1996); provided, further, that if such Date of Termination occurs on or after March 15, 1995, but before March 15, 1996, then the First Cash Payment shall not be reduced or rebated and the Second Cash Payment shall be reduced to an amount equal to the product of $_________ times a fraction the numerator of which shall be the number of full months that have elapsed since February 12, 1991, and the denominator of which shall be the number 61. Subject to the foregoing, if the employment of Grantee terminates, other than for reasons of death or disability, all unpaid awards shall be cancelled immediately and no further amounts shall be due or payable hereunder. In the event of the death or disability of Grantee, the Cash Payments shall both be made, or if the First Cash Payment has already been made, the Second Cash Payment shall be made, no later than the 15th day following the date of death or disability. For purposes of this Agreement, the date of disability shall be the date Grantee becomes entitled to receive disability benefits under the Mattel Long-Term Disability Plan for exempt employees or any successor plan.

                    (b) Deferral of Payments - The Cash Payments under this Agreement may, at the option of the Grantee, be deferred and paid either in the form of installments or in future lump sum payments. Such deferral shall be in accordance with and under the terms of the Mattel Executive Deferred Compensation Plan.

                     (c)   Change of Control - The Cash  Payments
shall become vested and payable on the Distribution Date as that term is defined in the Company's Rights Agreement dated as of
February 7, 1992 ("Rights Agreement"), or, if the Rights Agreement has terminated or the Rights have been redeemed, on the date the Distribution Date would have occurred under Section 3 of the Rights Agreement had the Rights Agreement not terminated or the Rights not been redeemed.

           Grantee and Mattel agree that the Cash Payments and Options are governed by the terms and conditions of this Agreement and the Plan.

           IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of February 10, 1994.


     GRANTEE                       MATTEL, INC.


     ________________________      By: __________________________

                                   Name: ________________________

                                   Title: _______________________